Exhibit 99.1

Chico’s FAS, Inc. Reports Second Quarter Results

•	Sales improved 9.2% from the first quarter, driven by strong digital performance and store reopenings

•	Expense reductions accelerated with a second quarter SG&A year-over-year dollar improvement of 37%

•	Financial position and liquidity remain strong with $124.5 million in cash and cash equivalents

Fort Myers, FL - August 26, 2020 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2020 second quarter ended August 1, 2020.
Molly Langenstein, Chief Executive Officer and President, Chico’s FAS said: “Our core strengths - three distinctive brands with new product being well received, a strong digital platform, a differentiated real estate portfolio, our loyal customer base and solid balance sheet position us for success. We are taking advantage of this unprecedented period by capitalizing on these strengths and staying laser focused on continuing our successful turnaround strategy, including accelerating digital growth.”
“As I enter my second year with the business, the things we learned and improved last fall have been accelerated into the back half of this year. In the second quarter, we substantially enhanced our financial performance despite pandemic headwinds,” Langenstein continued. “Compared to the first quarter, our second quarter digital and store sales trends improved 9.2% and gross margin rate rose more than 1,800 basis points. We lowered year-over-year SG&A expenses by 37% and we strengthened the balance sheet. Store and digital conversion rates improved in the second quarter, providing an indicator that our product changes to comfort, casual and easy care fabrics are resonating with customers, giving us confidence our financial and product initiatives combined with relentless customer focus have positioned us to emerge a stronger company. I remain excited and optimistic about the future of Chico’s FAS.”

Business Highlights
The Company began the second quarter primarily as a digital-only business, with year-over-year total digital sales increasing double digits in the quarter. In May 2020, the Company commenced its phased store reopening plan under enhanced safety protocols and had opened approximately 96% of its store base by the end of the second quarter. Overall, government mandates delayed store reopening plans which resulted in stores effectively being closed the same number of weeks in the second quarter as in the first quarter.
Ms. Langenstein added, “The Company continues to focus on sales and financial initiatives to improve its operational position. Specifically:

•
Our investments in and focus on our digital business are delivering positive results. Year-over-year, digital sales in the apparel group and intimates each grew double digits. Soma led the way with digital sales improving 70% in the second quarter over last year.

•	COVID-19 presented a major challenge and we took the opportunity to reassort inventory to customer demand.

•	We achieved a 37% year-over-year SG&A improvement by streamlining our organizational structure and aligning expenses with sales.

•
We are performing a strategic real estate review and reevaluating each store’s strategic value and profitability. We are evaluating options for stores not meeting elevated standards and taking action where warranted as evident by our recent exit of frontline stores in Canada.

•	We are partnering with landlords and achieving rent relief in the form of rent reductions, abatements and other concessions to partially mitigate the impact of COVID-19 on our business.

•	Our financial position and liquidity have been strengthened through accelerating online sales, store reopenings, an expense structure aligned with sales and reductions in capital spending.

•	We continue to invest in and focus on innovation in technology, product and marketing.”

Overview of Financial Results
During the thirteen and twenty-six weeks ended August 1, 2020, the Company experienced varying degrees of business disruptions and periods of store closures or reduced operating hours as a result of the COVID-19 pandemic (the “pandemic”). Throughout the first half of the fiscal year, the Company was able to navigate a rapidly changing retail landscape by leveraging its omni-channel capabilities and reopening most of its stores. Sales exceeded Company expectations across all brands during the back half of the second quarter. At quarter-end, approximately 96% of the store base were open to the public.
The Company recognized significant inventory write-offs and impairment charges as a result of the pandemic during the thirteen and twenty-six weeks ended August 1, 2020, however, the impact was partially mitigated by strong digital commerce performance and the Company’s ongoing cost-saving measures.
The Company’s cash flow for the twenty-six weeks ended August 1, 2020 also reflects the impact of the pandemic. We continued to take aggressive and prudent actions to drive sales, monetize inventory, reduce expenses and manage cash flows, including suspending or reducing rent payments, and partnering with suppliers and vendors to decrease operating costs and extend payment terms to enhance the Company’s financial position. The Company believes it is well positioned to effectively navigate the pandemic business environment and remains confident that it currently has sufficient liquidity to repay its obligations as they become due for the foreseeable future.
For the thirteen weeks ended August 1, 2020 (the “second quarter”), the Company reported:

•
A net loss of $46.8 million, or $0.40 loss per diluted share, a material improvement over the thirteen weeks ended May 2, 2020 (the “first quarter”). The second quarter net loss includes the after-tax impact of inventory write-offs of $8.0 million, or $0.07 per share. For the thirteen weeks ended August 3, 2019 (“last year’s second quarter”), the net loss was $2.3 million, or $0.02 loss per diluted share. Last year’s second quarter net loss includes after-tax accelerated depreciation charges of $2.2 million, or $0.02 per share.

•
Net sales were $306.2 million, an improvement of 9.2% from the first quarter, reflecting the benefit of strong digital sales and store reopenings. Sales decreased approximately 39.8% from last year’s second quarter, reflecting disruptions related to the pandemic, including the continuation of temporary store closures and limited hours during the second quarter, as well as the impact of 74 net permanent store closures since last year’s second quarter, partially offset by double-digit growth in digital performance.

•
Gross margin was $44.8 million, or 14.6% of net sales, up more than 1,800 basis points from the first quarter. Gross margin in last year’s second quarter was $168.6 million, or 33.2% of net sales. The second quarter year-over-year decrease in gross margin primarily reflects the impact of temporary store closures which resulted in deleverage of occupancy costs as a percent of net sales as well as a pre-tax inventory write-off of $12.3 million, or 4.0% of net sales. The inventory write-off was driven by the slower than planned cadence of store reopenings during the first half of the second quarter and less relevant work wear and special occasion product.

•
Selling, general and administrative (“SG&A”) expenses were $107.3 million, or 35.0% of net sales, compared to $171.0 million, or 33.7% of net sales, for last year’s second quarter. The $63.7 million decrease in SG&A expenses reflects the Company’s ongoing expense reduction initiatives to align its cost structure with sales.

For the twenty-six weeks ended August 1, 2020, the Company reported:

•
A net loss of $225.1 million, or $1.95 loss per diluted share, compared to net loss of $0.3 million, or $0.00 per diluted share, for the twenty-six weeks ended August 3, 2019. The net loss for the twenty-six weeks ended August 1, 2020 includes the after-tax impact of goodwill impairment charges of $73.8 million, or $0.63 per share; impairments on other indefinite-lived intangible assets of $24.7 million, or $0.21 per share; inventory write-offs of $34.1 million, or $0.29 per share; long-lived store asset impairments of $13.9 million, or $0.12 per share; and impairment on right of use assets of $1.8 million, or $0.02 per share. These charges represent $189.5 million of the pre-tax net loss and $148.4 million of the after-tax loss, or $1.27 per share, for the twenty-six weeks ended August 1, 2020. The net loss for the twenty-six weeks ended August 3, 2019 includes after-tax accelerated depreciation charges of $5.7 million, or $0.05 per share.

Financial Results
Results for the thirteen and twenty-six weeks ended August 1, 2020 were significantly impacted by the pandemic and included after-tax charges totaling $8.0 million, or $0.07 per share, and $148.4 million, or $1.27 per share, respectively, as detailed in the tables below.

Summary of Significant Charges (1)

	Thirteen Weeks Ended
	August 1, 2020
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$12,256	4.0%	$8,028	$0.07
Total significant charges impacting gross margin	$12,256	4.0%	$8,028	$0.07

Summary of Significant Charges (1)

	Twenty-Six Weeks Ended
	August 1, 2020
	Amount, pre-tax (2)	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$55,357	9.4%	$34,134	$0.29
Long-lived store asset impairment	18,493	3.2	13,925	0.12
Right of use asset impairment	2,442	0.4	1,839	0.02
Total significant charges impacting gross margin	76,291	13.0	49,898	0.43
Goodwill and intangible impairment:
Goodwill impairment	80,414	13.7	73,837	0.63
Indefinite-lived asset impairment	32,766	5.6	24,673	0.21
Total goodwill and intangible impairment charges	113,180	19.3	98,510	0.84
Total significant charges	$189,471	32.3%	$148,408	$1.27
(1) Includes only significant charges related to the pandemic.
(2) May not foot due to rounding.

Net Sales
For the second quarter, net sales were $306.2 million, an improvement of 9.2% from the first quarter, reflecting the benefit of strong digital sales and store reopenings. Sales decreased approximately 39.8% from last year’s second quarter, reflecting disruptions related to the pandemic, including the continuation of temporary store closures and limited hours during the second quarter, as well as the impact of 74 net permanent store closures since last year’s second quarter, partially offset by double-digit growth in digital performance.
The Company is not providing comparable sales figures for the thirteen and twenty-six weeks ended August 1, 2020 as it is not a meaningful measure due to the significant impact of store closures as a result of the pandemic.

Gross Margin
For the second quarter, gross margin was $44.8 million, or 14.6% of net sales, up more than 1,800 basis points from the first quarter. Gross margin in last year’s second quarter was $168.6 million, or 33.2% of net sales. The second quarter year-over-year decrease in gross margin primarily reflects the impact of temporary store closures which resulted in deleverage of occupancy costs as a percent of net sales as well as a pre-tax inventory write-off of $12.3 million, or 4.0% of net sales. The inventory write-off was driven by the slower than planned cadence of store reopenings during the first half of the second quarter and less relevant work wear and special occasion product.

Selling, General and Administrative Expenses
For the second quarter, SG&A expenses were $107.3 million, or 35.0% of net sales, compared to $171.0 million, or 33.7% of net sales, for last year’s second quarter. The $63.7 million decrease in SG&A expenses reflects the Company’s ongoing expense reduction initiatives to align its cost structure with sales.

Income Taxes
For the second quarter, the effective tax rate was 25.7% compared to 0.0% for last year’s second quarter. The 25.7% effective tax rate includes the annual benefit of the fiscal 2020 pre-tax loss due the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which is slightly offset by the impact of nondeductible book goodwill impairment charges. In addition, during the second quarter, the Company recognized a small valuation allowance against certain state tax credit carryforwards that are expected to expire unutilized in the future. The 0.0% effective tax rate for last year’s second quarter was primarily the result of an income tax benefit on the quarter’s operating loss, offset by a true-up from the first quarter provision due to an increase in the forecasted annual effective tax rate.

Cash, Marketable Securities and Debt
At the end of the second quarter, cash and marketable securities totaled $124.5 million. Debt at the end of the second quarter totaled $149.0 million, remaining unchanged from the end of the first quarter of fiscal 2020.

Inventories
At the end of the second quarter, inventories totaled $235.8 million compared to $227.7 million at the end of last year’s second quarter. Second quarter inventories were elevated year-over-year due to merchandise in-transit and inventory held for liquidation.

Fiscal 2020 Third Quarter and Full-Year Outlook
Given the ongoing market disruption caused by the pandemic and related uncertainty on timing and extent of the market recovery, the Company is not providing fiscal 2020 third-quarter or full-year guidance at this time.

Conference Call Information
The Company is hosting a live conference call on Wednesday, August 26, 2020 beginning at 8:30 a.m. ET to review the operating results for the second quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 9283861, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:30 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s®, White House Black Market® and Soma® - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through Style Connect, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
As of August 1, 2020, the Company operated 1,313 stores in the U.S. and sold merchandise through 69 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels.
To learn more about Chico’s FAS, visit www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the quote from Ms. Langenstein and the section captioned “Business Highlights,” relate to expectations and projections regarding the Company’s future performance and may include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “outlook,” “project,” “should,” “strategy,” “potential”, “confident” and similar terms. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the effects of the COVID-19 pandemic and uncertainties about its depth and duration, including any resurgence, as well as the impacts to general economic conditions and the economic slowdown affecting consumer behavior and spending (before and after the COVID-19 pandemic) and potential future temporary store closures due to government mandates; the effectiveness of store reopenings, cost reduction initiatives (including our ability to effectively restructure our lease portfolio to obtain rent relief), the extent, availability and effectiveness of any COVID-19 stimulus packages or loan programs, including the CARES Act, the ability of our third-party business partners, including our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, staffing shortages, liquidity challenges, bankruptcy filings by other industry participants and other disruptions due to the COVID-19 pandemic, the impact of the COVID-19 pandemic on our manufacturing operations in China, and trends in consumer behavior and spending during and after the end of the pandemic; our ability to successfully implement any alternatives that we pursue including our ability to achieve the cost savings and additional liquidity described in this release; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the exiting of store operations in Canada and other future permanent store closures; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s digital strategy, organizational restructure, retail fleet optimization plan and three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs that could impact, among other things, our sourcing from foreign suppliers; and significant shifts in consumer behavior. Other risk factors are detailed from time to time in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward‑looking statements contained herein. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Media Relations Contact:
Pashen Black
Director of Corporate Public Relations
(239) 218-3388

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 1, 2020		August 3, 2019		August 1, 2020		August 3, 2019
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$139,584	45.6%	$268,924	52.9%	$271,021	46.3%	$545,626	53.2%
White House Black Market	82,253	26.9	139,809	27.5	166,173	28.3	300,754	29.3
Soma	84,337	27.5	99,623	19.6	149,244	25.4	179,704	17.5
Total Net Sales	306,174	100.0	508,356	100.0	586,438	100.0	1,026,084	100.0
Cost of goods sold	261,408	85.4	339,734	66.8	552,767	94.3	666,631	65.0
Gross Margin	44,766	14.6	168,622	33.2	33,671	5.7	359,453	35.0
Selling, general and administrative expenses	107,304	35.0	170,983	33.7	237,475	40.5	356,391	34.7
Goodwill and intangible impairment	—	0.0	—	0.0	113,180	19.3	—	0.0
(Loss) Income from Operations	(62,538)	(20.4)	(2,361)	(0.5)	(316,984)	(54.1)	3,062	0.3
Interest (expense) income, net	(507)	(0.2)	52	0.0	(851)	(0.1)	54	0.0
(Loss) Income before Income Taxes	(63,045)	(20.6)	(2,309)	(0.5)	(317,835)	(54.2)	3,116	0.3
Income tax (benefit) provision	(16,200)	(5.3)	—	0.0	(92,700)	(15.8)	3,400	0.3
Net Loss	$(46,845)	(15.3)%	$(2,309)	(0.5)%	$(225,135)	(38.4)%	$(284)	0.0%
Per Share Data:
Net loss per common share - basic	$(0.40)		$(0.02)		$(1.95)		$—
Net loss per common and common equivalent share – diluted	$(0.40)		$(0.02)		$(1.95)		$—
Weighted average common shares outstanding – basic	115,912		114,802		115,743		114,618
Weighted average common and common equivalent shares outstanding – diluted	115,912		114,802		115,743		114,618
Dividends declared per share	$—		$0.0875		$0.0900		$0.2625

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 1, 2020	February 1, 2020	August 3, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$103,765	$63,972	$99,634
Marketable securities, at fair value	20,742	63,893	63,446
Inventories	235,844	246,737	227,736
Prepaid expenses and other current assets	31,446	41,069	41,469
Income taxes receivable	85,940	7,131	6,450
Total Current Assets	477,737	422,802	438,735
Property and Equipment, net	271,750	315,382	337,049
Right of Use Assets	571,992	648,397	697,332
Other Assets:
Goodwill	16,360	96,774	96,774
Other intangible assets, net	6,164	38,930	38,930
Other assets, net	28,931	20,374	17,468
Total Other Assets	51,455	156,078	153,172
	$1,372,934	$1,542,659	$1,626,288

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$108,166	$134,204	$137,142
Current lease liabilities	218,691	157,043	158,866
Other current and deferred liabilities	111,318	114,498	108,861
Total Current Liabilities	438,175	405,745	404,869
Noncurrent Liabilities:
Long-term debt	149,000	42,500	50,000
Long-term lease liabilities	482,380	555,922	611,308
Other noncurrent and deferred liabilities	6,529	8,188	8,860
Deferred taxes	52	212	2,129
Total Noncurrent Liabilities	637,961	606,822	672,297
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,199	1,184	1,180
Additional paid-in capital	495,163	492,129	487,789
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	294,708	531,602	554,694
Accumulated other comprehensive gain (loss)	123	(428)	(146)
Total Shareholders’ Equity	296,798	530,092	549,122
	$1,372,934	$1,542,659	$1,626,288

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
Cash Flows from Operating Activities:
Net loss	$(225,135)	$(284)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill and intangible impairment	113,180	—
Inventory write-offs	54,308	6,232
Depreciation and amortization	33,613	46,826
Non-cash lease expense	100,710	106,961
Exit of frontline Canada operations	498	—
Right of use asset impairment	3,236	—
Loss on disposal and impairment of property and equipment, net	18,637	196
Deferred tax benefit	(6,756)	(2,639)
Share-based compensation expense	3,793	3,486
Changes in assets and liabilities:
Inventories	(44,926)	1,250
Prepaid expenses and other assets	2,743	(9,897)
Income tax receivable	(78,809)	5,465
Accounts payable	(26,300)	(16,509)
Accrued and other liabilities	(338)	(5,884)
Lease liability	(38,673)	(114,186)
Net cash (used in) provided by operating activities	(90,219)	21,017
Cash Flows from Investing Activities:
Purchases of marketable securities	(5,212)	(25,615)
Proceeds from sale of marketable securities	48,326	24,384
Purchases of property and equipment	(8,151)	(14,076)
Net cash provided by (used in) investing activities	34,963	(15,307)
Cash Flows from Financing Activities:
Proceeds from borrowings	106,500	—
Payments on borrowings	—	(7,500)
Proceeds from issuance of common stock	251	392
Dividends paid	(10,701)	(20,633)
Payments of tax withholdings related to share-based awards	(995)	(2,484)
Net cash provided by (used in) financing activities	95,055	(30,225)
Effects of exchange rate changes on cash and cash equivalents	(6)	21
Net increase (decrease) in cash and cash equivalents	39,793	(24,494)
Cash and Cash Equivalents, Beginning of period	63,972	124,128
Cash and Cash Equivalents, End of period	$103,765	$99,634

Supplemental Detail on Net Loss Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of loss per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020 and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net loss per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net loss per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and twenty-six weeks ended August 1, 2020 and August 3, 2019, potential common shares were excluded from the computation of diluted loss per share to the extent they were antidilutive.

The following unaudited table sets forth the computation of net loss per basic and diluted share shown on the face of the accompanying condensed consolidated statements of loss (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Numerator
Net loss	$(46,845)	$(2,309)	$(225,135)	$(284)
Net income and dividends declared allocated to participating securities	—	—	(193)	—
Net loss available to common shareholders	$(46,845)	$(2,309)	$(225,328)	$(284)

Denominator
Weighted average common shares outstanding – basic	115,912	114,802	115,743	114,618
Dilutive effect of non-participating securities	—	—	—	—
Weighted average common and common equivalent shares outstanding – diluted	115,912	114,802	115,743	114,618

Net loss per common share:
Basic	$(0.40)	$(0.02)	$(1.95)	$—
Diluted	$(0.40)	$(0.02)	$(1.95)	$—

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended August 1, 2020
(Unaudited)

	May 2, 2020	New Stores	Closures	August 1, 2020
Store Count:
Chico’s frontline boutiques	523	—	(3)	520
Chico’s outlets	123	—	—	123
Chico’s Canada	4	—	(4)	—
WHBM frontline boutiques	357	—	(3)	354
WHBM outlets	57	—	(1)	56
WHBM Canada	6	—	(6)	—
Soma frontline boutiques	244	—	(2)	242
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,332	—	(19)	1,313

	May 2, 2020	New Stores	Closures	Other Changes in SSF	August 1, 2020
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,424,322	—	(9,793)	2,437	1,416,966
Chico’s outlets	309,921	—	—	—	309,921
Chico’s Canada	9,695	—	(9,695)	—	—
WHBM frontline boutiques	837,390	—	(6,193)	(834)	830,363
WHBM outlets	119,690	—	(2,206)	—	117,484
WHBM Canada	15,588	—	(15,588)	—	—
Soma frontline boutiques	460,153	—	(3,259)	(288)	456,606
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,211,088	—	(46,734)	1,315	3,165,669
As of August 1, 2020, the Company’s franchise operations consisted of 69 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended August 1, 2020
(Unaudited)

	February 1, 2020	New Stores	Closures	August 1, 2020
Store count:
Chico’s frontline boutiques	525	—	(5)	520
Chico’s outlets	123	—	—	123
Chico's Canada	4	—	(4)	—
WHBM frontline boutiques	362	—	(8)	354
WHBM outlets	59	—	(3)	56
WHBM Canada	6	—	(6)	—
Soma frontline boutiques	244	—	(2)	242
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,341	—	(28)	1,313

	February 1, 2020	New Stores	Closures	Other Changes in SSF	August 1, 2020
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,429,592	—	(15,063)	2,437	1,416,966
Chico’s outlets	309,921	—	—	—	309,921
Chico's Canada	9,695	—	(9,695)	—	—
WHBM frontline boutiques	848,778	—	(17,581)	(834)	830,363
WHBM outlets	123,735	—	(6,504)	253	117,484
WHBM Canada	15,588	—	(15,588)	—	—
Soma frontline boutiques	460,153	—	(3,259)	(288)	456,606
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,231,791	—	(67,690)	1,568	3,165,669
As of August 1, 2020, the Company’s franchise operations consisted of 69 international retail locations in Mexico and 2 domestic airport locations.